Exhibit 1.1

Idaho Power Company

First Mortgage Bonds,

Secured Medium-Term Notes, Series O

TERMS AGREEMENT

August 3, 2026

Idaho Power Company

1221 W. Idaho St.

Boise, Idaho 83702-5627

Attention: Mr. Brian R. Buckham

Subject in all respects to the terms and conditions of the Selling Agency Agreement (the “Agreement”), dated February 26, 2025, between each of BofA Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, and you, and modified herein, each of the undersigned agrees, severally and not jointly, to purchase the respective principal amount of 5.70% First Mortgage Bonds due 2055 (the “Notes”) of Idaho Power Company set forth opposite its name below having the terms indicated below:

Name	Principal Amount of Notes
Bookrunners
J.P. Morgan Securities LLC	$50,000,000
Mizuho Securities USA LLC	40,000,000
MUFG Securities Americas Inc.	40,000,000
Wells Fargo Securities, LLC	40,000,000
Co-Managers
BofA Securities, Inc.	10,000,000
Morgan Stanley & Co. LLC	10,000,000
U.S. Bancorp Investments, Inc.	10,000,000
Total	$200,000,000

Identification of Notes:	The Notes shall be designated 5.70% First Mortgage Bonds due 2055

Aggregate Principal Amount:	$200,000,000

Original Issue Date:	August 6, 2026

Original Interest Accrual Date:	March 15, 2026

Interest Rate:	5.70% per annum

Maturity Date:	March 15, 2055

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2026

Regular Record Dates:	February 28 and August 31

Discount or Commission:	0.875% of Principal Amount

Purchase Price (Price to be paid to Idaho Power Company after discount or commission):	93.311% of Principal Amount[1]

Price to Public:	94.186% of Principal Amount[1]

Purchase Date (Closing Date):	August 6, 2026

Applicable Time:	August 3, 2026 at 4:45 p.m. Eastern Time

Place for Delivery of Notes and Payment Therefor:	Ashurst Perkins Coie US LLP 1301 Second Avenue, Suite 4200 Seattle, WA 98101

Method of Payment:	Wire transfer of immediately available funds as set forth in the Procedures attached to the Agreement

Redemption Provisions, if any:	See “Optional Redemption” below

Pricing Disclosure Package:	See Annex I and Annex II. The “Final Term Sheet” referred to in the Agreement and this Terms Agreement shall mean, with respect to the Notes, the final term sheet, dated August 3, 2026, relating to the Notes, as filed by the Company with the Commission pursuant to Rule 433 under the Act in the form attached to this Terms Agreement as Annex II.

Modification, if any, in the requirements to deliver the documents specified in Section 6(b) of the Agreement:	The undersigned shall have received the documents specified in Section 6(b)(i), (ii) and (iii) of the Agreement, each dated as of the Closing Date, and the documents specified in Section 6(b)(iv) of the Agreement, dated as of the date hereof and as of the Closing Date, as applicable

Period during which additional Notes may not be sold pursuant to Section 4(l) of the Agreement:	30 days

Qualified Reopening:	The Notes offered hereby will be a further issuance of, and will be consolidated with, the $400,000,000 aggregate principal amount of outstanding 5.70% First Mortgage Bonds due 2055, Secured Medium-Term Notes, Series O issued by us on March 13, 2025 (the “Prior Notes”) and, other than the Original Issue Date, Original Interest Accrual Date and Price to Public, will have the same terms as, with the same CUSIP number as, will be fungible with, and trade interchangeably with the outstanding Prior Notes. After giving effect to this offering, the aggregate principal amount of the outstanding 5.70% First Mortgage Bonds due 2055, Secured Medium-Term Notes, Series O will be $600,000,000.

[1]

Plus accrued interest from and including March 15, 2026 to, but excluding, August 6, 2026, in the aggregate amount of $4,465,000, and accrued interest, if any, from August 6, 2026, if settlement occurs after that date.

Syndicate Provisions

If any one or more of the undersigned shall fail to purchase and pay for any of the Notes agreed to be purchased by it hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Terms Agreement, the remaining of the undersigned shall be obligated severally to take up and pay for (in the respective proportions which the amounts of Notes set forth opposite its or their name above bears to the aggregate amount of Notes set forth opposite the names of all the remaining undersigned above) the Notes which the defaulting undersigned agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Notes which it or they agreed but failed to purchase shall exceed 10% of the aggregate amount of Notes, the remaining of the undersigned shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Notes, and if they do not purchase any of the Notes within 36 hours after such default, the Company shall be entitled to a further period of 36 hours within which to procure another party or other parties reasonably satisfactory to J.P. Morgan Securities LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC to purchase the Notes. If the Company fails to procure another party to purchase the Notes within such period, this Terms Agreement will terminate without liability to any non-defaulting undersigned except as provided in Section 10 of the Agreement. In the event of any default as described herein, the Closing Date shall be postponed for such period, not exceeding five (5) business days, as J.P. Morgan Securities LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC, shall determine in order that the required changes in the pricing supplement or in any other documents or arrangements may be effected. Nothing contained in this Terms Agreement shall relieve any of the undersigned that shall default of any liability for damages occasioned by such default.

Optional Redemption

Prior to September 15, 2054 (six (6) months prior to their maturity date) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed at least 30 days before the redemption date to each holder of Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $1,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. Notwithstanding anything to the contrary herein, for so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

This Terms Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Capitalized terms used in this Terms Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

This Terms Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed an original, but all such respective counterparts shall together constitute one and the same instrument.

J.P. MORGAN SECURITIES LLC		BOFA SECURITIES, INC.

By:	/s/ Robert Bottamedi	By:	/s/ Robert Colucci
Name:	Robert Bottamedi	Name:	Robert Colucci
Title:	Executive Director	Title:	Managing Director

MIZUHO SECURITIES USA LLC		MORGAN STANLEY & CO. LLC

By:	/s/ Stephen E. Leamer	By:	/s/ Natalie Smithson
Name:	Stephen E. Leamer	Name:	Natalie Smithson
Title:	Managing Director	Title:	Vice President

MUFG SECURITIES AMERICAS INC.		U.S. BANCORP INVESTMENTS, INC.

By:	/s/ Lee Schreibstein	By:	/s/ Brent Kreissl
Name:	Lee Schreibstein	Name:	Brent Kreissl
Title:	Managing Director	Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Kristine Thomas
Name:	Kristine Thomas
Title:	Managing Director

Accepted:

IDAHO POWER COMPANY

By:	/s/ Brian R. Buckham
Name:	Brian R. Buckham
Title:	Executive Vice President, Chief Financial Officer, and Treasurer

[Signature Page to Terms Agreement]

ANNEX I

Documents included in the Pricing Disclosure Package

1.	Prospectus, dated February 21, 2025, for Idaho Power Company First Mortgage Bonds and Debt Securities.

2.

Prospectus Supplement, dated February 26, 2025, for First Mortgage Bonds, Secured Medium-Term Notes, Series O, of Idaho Power Company, including all documents incorporated therein as of the Applicable Time.

3.	Final Term Sheet, dated August 3, 2026, relating to the Notes, as filed by the Company with the Commission pursuant to Rule 433 under the Act in the form attached to this Terms Agreement as Annex II.

ANNEX II

[ ], 2026

Form of Final Term Sheet

[ ]% First Mortgage Bonds due [ ]

Secured Medium-Term Notes, Series O

IDAHO POWER COMPANY

Issuer:	Interest Payment Dates:

Trade Date:	Redemption:

Original Issue Date/Settlement Date:	Maturity Date:

Principal Amount:	CUSIP:

Price to Public:	Purchasers:

Purchasers’ Discount:

Proceeds to the Company:

Interest Rate:

Anticipated Ratings:*

Anticipated Use of Proceeds:

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the accompanying prospectus supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC, collect at 1-212-834-4533, Mizuho Securities USA LLC, toll-free at 1-866-271-7403, MUFG Securities Americas Inc., toll-free at 1-877-649-6848, or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.